Exhibit 10.9

SELECTIVE INSURANCE GROUP, INC.

2005 OMNIBUS STOCK PLAN

DIRECTOR STOCK OPTION AGREEMENT

This DIRECTOR STOCK OPTION AGREEMENT (the "Stock Option Agreement"), is made and entered into as of [DATE] (the "Date of Grant"), by and between Selective Insurance Group, Inc., a New Jersey corporation (the "Company") and [DIRECTOR] (the "Optionee").

WHEREAS, the Board of Directors of the Company (the "Board") has adopted the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the "Plan");

WHEREAS, Section 7 of the Plan provides for the grant of options to Participants, including a Non-Employee Director of the Company; and

WHEREAS, the Corporate Governance and Nominating Committee of the Board has approved the grant of an Option pursuant to the Plan, as hereinafter defined, to the Optionee as set forth below;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.   Definitions.  Capitalized terms that are used but not defined herein shall have the meaning set forth in the Plan.

2.   Number of Shares and Exercise Price.  The Company hereby grants to the Optionee an option (the "Option"), subject to all of the terms and conditions of the Plan and this Stock Option Agreement, to purchase [NUMBER]1shares of the common stock of the Company, par value $2.00 per share, at a price (the "Exercise Price") of $[PRICE]2 per share.  The Option is intended to be a Nonqualified Stock Option.

3.   Term of Option and Conditions of Exercise.

    (a)   Term of Option.  Unless the Option is earlier terminated in accordance with Section 3(b) herein, or the terms of the Plan, the term of the Option shall commence on the expiration of ten (10) years from the Date of Grant.  Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

    (b)   Vesting.  The Option shall become vested and exercisable upon the first anniversary of the Date of Grant, provided, however, that to the extent the Option is not yet exercisable, it shall become exercisable in full upon the earlier of: (i) the date that the Optionee ceases to be a member of the Board for any reason other than Cause, or (ii) the occurrence of a Change of Control.  Notwithstanding the foregoing, if the Optionee ceases to be a member of the Board by reason of Cause, the Option, whether or not then exercisable, shall be terminated at the time of such cessation.

1               [As determined by the Corporate Governance and Nominating Committee.]

2               [Equal to the Fair Market Value of a share of Company Stock.]

4.   Nontransferability of Option.  Unless otherwise determined by the Committee pursuant to Section 22 of the Plan, the Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or the Optionee's legal representative.

5.   Exercise of Option.  The Option may be exercised by written notice pursuant to the form provided by the Company, delivered to the Secretary of the Company or his or her designee, specifying the portion of the Option to be exercised and accompanied by payment therefor.  The Exercise Price for any shares of common stock of the Company purchased pursuant to the exercise of the Option shall be paid in full upon such exercise by one or a combination of the means provided in Section 7(c)(ii) of the Plan.

6.   Undertakings by Optionee. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Corporate Governance and Nominating Committee or the Committee may, in its discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Stock Option Agreement or the Plan.

7.   Notices.  Any notice required or permitted under this Stock Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee either at the Optionee's address as last known by the Company or such other address as the Optionee may designate in writing to the Company.

8.   Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Stock Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9.   Amendments.  Except as otherwise provide in Section 12 hereof, this Stock Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

10.   Survival of Terms.  This Stock Option Agreement shall apply to and bind the Optionee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

11.   Agreement Not a Contract for Services.  Neither the grant of the Option, the execution of this Stock Option Agreement nor any other action taken pursuant to this Stock Option Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to provide services as a director of the Company for any period of time or at any specific rate of compensation.

12.   Severability.  If a provision of this Stock Option Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be over broad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

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13.   Governing Law.  This Stock Option Agreement shall be governed by and construed according to the laws of the State of New Jersey, without regard to the conflicts of law rules thereof.

14.   Incorporation of Plan; Acknowledgment.  The Plan is hereby incorporated herein by reference and made a part hereof, and the Option and this Stock Option Agreement are subject to all terms and conditions of the Plan.  In the event of any inconsistency between the Plan and this Stock Option Agreement, the provisions of the Plan shall govern.  By signing this Stock Option Agreement, the Optionee acknowledges having received and read a copy of the Plan.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Option Agreement on the day and year first above written.

Selective Insurance Group, Inc.

By:

Title:

                                                                                [DIRECTOR]

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